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April 9, 2002


Legg Mason Global Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Global Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated December 31, 1992. You have requested our opinion on certain matters regarding the issuance of shares of the Corporation. As used in this letter, the term "Shares" means (i) the Class A, Primary Class, and Institutional Class shares of common stock of the series known as Legg Mason Europe Fund, (ii) the Primary Class, Institutional Class, and Financial Intermediary Class shares of common stock of the series known as Legg Mason International Equity Trust, (iii) the Primary Class, Institutional Class, and Financial Intermediary Class shares of common stock of the series known as Legg Mason Emerging Markets Trust, and
(iv) the Primary Class and Institutional Class shares of common stock of the series known as Legg Mason Global Income Trust. This opinion is effective with respect to a class of Shares only during the time that Post-Effective Amendment No. 23 to the Corporation's Registration Statement is effective and has not been superseded by another post-effective amendment purporting to register Shares of that class.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold in accordance with the Corporation's Articles of Incorporation and By-Laws and the terms contemplated by Post-Effective Amendment No. 23 to the Corporation's Registration Statement, the Shares will have been legally issued and will be fully paid and nonassessable by the Corporation.

Legg Mason Global Trust, Inc.
April 9, 2002
Page 2


         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 23 to the Corporation's Registration Statement on Form N-1A (File No. 33-56672) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of Post-Effective Amendment No. 23 to the Corporation's Registration Statement.

                                            Sincerely,


                                            /s/  Kirkpatrick & Lockhart LLP
                                            -------------------------------
                                            KIRKPATRICK & LOCKHART LLP